EXHIBIT 12


                                FRED MEYER, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                  40 Weeks Ended
                                                     Fiscal Year  Ending                     ------------------------
                                 --------------------------------------------------------    November 9,   November 8,
                                     1992        1993        1994        1995        1996          1996          1997
                                 --------    --------    --------    --------    --------    ----------    ----------
                                                                      (In thousands)
Income before tax &              $ 96,170    $120,502    $ 11,561    $ 48,849    $ 94,428      $ 49,853      $ 84,846
extraordinary loss

Add fixed charges                 104,291      92,179      93,090     104,666     107,219        93,540       125,564
                                 --------    --------    --------    --------    --------      --------      --------

Earnings for computation          200,461     212,681     104,651     153,515     201,647       143,393       210,410
purposes

Fixed charges (interest on
debt, expensed or
capitalized)                      104,705      93,868      95,610     108,295     107,340        93,661       125,894
                                 --------    --------    --------    --------    --------      --------      --------

Ratio of earnings to fixed
charges                              1.91        2.27        1.09        1.42        1.88          1.53          1.67
                                 ========    ========    ========    ========    ========      ========      ========